Exhibit 99.1

Build-A-Bear Workshop, Inc. Updates Sales Expectations for Fiscal Year 2018 Ahead of ICR Conference

ST. LOUIS--(BUSINESS WIRE)--January 14, 2019--Build-A-Bear Workshop, Inc. (NYSE:BBW) today updated its revenue expectations for the 2018 fiscal year in conjunction with its presentation at the ICR Conference 2019.

For the fiscal 2018 year, the Company is lowering revenue guidance and currently expects:

  Total revenues in the range of $335 million to $340 million for the 52-week period ending February 2, 2019 inclusive of the negative impact of $3.9 million due to the adoption of new accounting standards effecting the timing of the recognition of breakage revenue for certain gift cards and the nonoccurrence of the prior year benefit of $6.0 million for a 53rd week in revenue. Total revenues were $364.0 million for the recast 53-week period ended February 3, 2018. The $9.9 million impact of these two items would adjust total fiscal 2017 recast year revenues to $354.1 million.
  Within the Company’s Direct-To-Consumer segment, total revenues in North America are expected to decline by approximately 2% compared to the adjusted recast 2017 fiscal year and total revenues in Europe are expected decline in the range of 17% to 20% compared to the adjusted recast 2017 fiscal year.

Sharon Price John, Build-A-Bear Workshop Chief Executive Officer commented, “We believe that fiscal 2018 had several anomalies that converged to negatively impact our business. The shortfall in our year’s results are largely attributed to the persistent and significant revenue and profitability challenges in the UK as unresolved issues related to Brexit negatively impacted consumer confidence and currency exchange rates and new privacy laws, known as GDPR, impeded our marketing communications. Other factors included: a decline in licensed product sales due to significantly fewer family-centric, character-based movies; the continuation of overall declines and changing composition of mall traffic; the closure of a flagship store location that represented over $7 million in North American revenue; liquidation of one of the largest global toy retailers; and a number of accounting and tax changes that negatively affected both top and bottom line results. Even with these disruptions, on a full-year basis, we expect total revenue in our largest market, North America, which is most reflective of our planned future state, to be down only low-single digits as compared to an estimated 17% to 20% revenue drop outside North America, largely isolated to the UK.

“Post-Christmas, our sales trend has been positive, which includes gift card redemptions and initial sales of licensed product associated with the upcoming family film, “How To Train Your Dragon: The Hidden World”, which will be released next month in the U.S. and the U.K. We also expect to benefit from a planned integrated event and promotion to celebrate National Hug Day on January 21st. With many of this year’s disruptions behind us, we look forward to moving into 2019 which has one of the most robust family movie offerings slated throughout the year, in stark contrast to 2018, including anticipated blockbusters in “The Lion King” and “Frozen 2.” We continue to believe that the Build-A-Bear brand remains strong and are focused on our strategies to monetize that brand equity, diversify our retail footprint with the optionality that is a result of innovation in flexible store models and aggressive lease negotiations, and digital growth opportunities leveraging our more than 6 million loyalty program members to increase lifetime value.”

The Company is scheduled to present at the at the ICR Conference 2019 held at the Grande Lakes Hotel and Resort in Orlando, Florida on Monday, January 14, 2019, at 9:00 a.m. EST. The presentation will be broadcast over the internet and can be accessed at the Company’s investor relations website, http://IR.buildabear.com. The presentation is expected to conclude by 9:25 a.m. EST. A replay of the broadcast will remain on the Company’s investor relations website for one year.

About Build-A-Bear Workshop, Inc.

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 400 stores worldwide where guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. In 2018, Build-A-Bear was named to the FORTUNE 100 Best Companies to Work For® list for the 10th year in a row. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $357.9 million in fiscal 2017. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2018 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

CONTACT:
Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Beth Kerley
Build-A-Bear Workshop
bethk@buildabear.com